Exhibit 10.1

600 Third Avenue
New York, NY 10016
(212) 805-5354  Fax: (212) 805-5362

Kevin L. Weiss
Vice President,
Corporate Human Resources

October 31, 2017

Mr. Christopher E. Kubasik

Dear Chris:

On behalf of the Board of Directors of L3 Technologies, Inc. (“L3” or the “Company”), I am pleased to offer you the following compensation package in respect of your position as Chief Executive Officer and President of L3, effective January 1, 2018.  Your target annual total direct compensation is valued at $12,360,000, composed of an annual base salary of $1,200,000, annual incentive plan (“AIP”) compensation based on a target bonus opportunity of 130% of your base salary (or $1,560,000) and long-term incentive (“LTI”) compensation having a grant date value of $9,600,000.

Your annual base salary is payable in bi-weekly installments, and is eligible for annual merit increases beginning April 1, 2018.  AIP compensation payments are subject to company and individual performance, and are generally paid in February in respect of the prior fiscal year.  LTI compensation is granted in February of each year, and for your position is currently composed of a mix of stock options (30%), restricted stock units (30%) and performance-based awards (40%), with stock option vesting further conditioned upon the satisfaction of one-year performance goals.  Restricted stock units and performance awards are currently subject to three-year “cliff” vesting, while stock options vest ratably in three annual increments.  In order to receive AIP or LTI compensation awards, you must be on the active payroll at time of the award, and payments under LTI awards are subject to your continuing employment.  Please note that the Compensation Committee of L3’s Board of Directors annually determines the specific terms and conditions for AIP and LTI awards and may change the mix of awards and/or vesting conditions in future years.

In connection with your promotion to Chief Executive Officer, you will also be entitled to receive a one-time grant of LTI awards having a grant date value of $4,000,000.  Your one-time grant will be awarded to you effective December 20, 2017, and will be composed of a mix of stock options (70%) and restricted stock units (30%). The terms of your one-time LTI awards will be substantially identical to those governing your annual LTI awards, except that your stock options will not be subject to performance-based vesting conditions and all of your one-time awards will be subject to three-year “cliff” vesting, which will automatically accelerate in the event your employment is terminated by L3 without “Cause”, or you terminate your employment for “Good Reason”, in each case, as defined in L3’s Amended and Restated Change-in-Control Severance Plan (the “CIC Plan”).

As an executive officer, you will continue be subject to a stock ownership guideline requiring you to hold L3 stock, and you will not be permitted to buy or sell L3 stock outside of quarterly trading windows. The current ownership guideline for the Chief Executive Officer requires that you hold L3 stock worth at least six (6) times your annual base salary.  In addition, your incentive compensation will continue to be subject to L3’s clawback policy allowing L3 to recoup and/or cancel your awards under the conditions set forth therein.

As Chief Executive Officer, you will be eligible to receive both executive-level benefits and CEO-level benefits as are in effect from time to time.

This offer and your acceptance do not create a contract of employment for a fixed term. The employment resulting from your acceptance is at the will of either party and, therefore, terminable by you or L3 at any time and for any reason.

This letter shall be governed by the laws of the State of New York without giving effect to conflicts of laws principles, and its provisions may not be amended other than pursuant to a writing executed by the parties hereto.

We look forward to your acceptance of this offer. Please evidence your acceptance of this offer of employment by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ Kevin L. Weiss
Kevin L. Weiss
Corporate Vice President,
Human Resources

ACCEPTED BY:

/s/ Christopher E. Kubasik
Christopher E. Kubasik
Date: 10/31/2017